Exhibit 23.4

April 4, 2014

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

The People’s Republic of China

Re:	Zhaopin Limited

Ladies and Gentlemen,

We understand that Zhaopin Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research reports titled “2013-2014 iResearch China Online Recruitment Research Report” and “2014 iResearch China Online Recruitment Service User Survey” (collectively, the “Reports”), and any subsequent amendments to the Reports, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Shanghai iResearch Co., Ltd., China

Name:	/s/ Chao Chen
Title:	Vice President April 4, 2014
[Corporate Seal Affixed]